Exhibit 10.3

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of August 9, 2021, is made by and among Astrea Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), Astrea Acquisition Corp., a Delaware corporation (“Acquiror”), and Lexyl Travel Technologies, LLC, a Florida limited liability company (the “Company”). Sponsor, Acquiror and the Company shall be referred to herein from time to time collectively as the “Parties.”

WHEREAS, as of the date hereof, Sponsor is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 4,607,500 shares of common stock of Acquiror, par value $0.0001 per share (“Acquiror Common Stock”), including shares of Acquiror Common Stock underlying units of Acquiror (“Acquiror Units”) held by Sponsor, and 237,500 Acquiror Warrants (the Acquiror Common Stock, Acquiror Units, Acquiror Warrants, and any other Equity Securities of Acquiror that Sponsor acquires record or beneficial ownership of after the date hereof until the Termination Date (as defined below), collectively, the “Subject Acquiror Equity Securities”);

WHEREAS, Acquiror, the Company and certain other Persons party thereto entered into the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement; and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently therewith, pursuant to which, among other things, Sponsor will vote in favor of approval of the Merger Agreement and the transactions contemplated thereby.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Binding Effect of Merger Agreement. Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by and comply with Sections 8.03(b) (Exclusivity) and 8.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

2. No Transfer. Until the earlier of (a) the HotelPlanner.com Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms (the earliest such date under clause (a) and (b) being referred to herein as the “Termination Date”), the Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than any registration statement as may be required by the terms of the Merger Agreement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act (collectively “Transfer”), with respect to any Subject Acquiror Equity Securities owned by the Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Acquiror Equity Securities owned by the Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that nothing herein shall prohibit a Transfer: (x) to officers, directors, consultants or affiliates of the Sponsor or Acquiror; (y) to the Sponsor’s stockholders, partners or members upon the Sponsor’s liquidation; or (z) with the prior written consent of Acquiror and the Company (which consent shall not be unreasonably withheld, conditioned, or delayed) by private sales made at or prior to the consummation of the Merger at prices no greater than the price at which such securities were originally purchased provided that, as a precondition to any such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror and the Company, to assume all of the obligations of the Sponsor under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 2 shall not relieve the Sponsor of its obligations under this Agreement.

3. No Inconsistent Agreements. The Sponsor hereby covenants and agrees that it shall not, at any time prior to the Termination Date (as defined below), (i) enter into any voting agreement or voting trust with respect to any Subject Acquiror Equity Securities that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Sponsor’s Subject Acquiror Equity Securities that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

4. Registration Rights Agreement. At the Closing, the Sponsor shall deliver to the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement by and among the Company, the Sponsor, and certain of the Company’s equityholders or their respective affiliates, in substantially the form attached as Exhibit D to the Merger Agreement.

5. Agreement to Vote. Sponsor hereby agrees that from the date hereof until the Termination Date, (i) to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) at any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought (and appear at any such meeting, in person or by proxy, or otherwise cause all of such holder’s Subject Acquiror Equity Securities to be counted as present thereat for purposes of establishing a quorum), all of Sponsor’s Subject Acquiror Equity Securities (A) in favor of the Acquiror Stockholder Matters, (B) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror (other than the Merger Agreement and the Transactions), (C) against any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the Transactions, (D) against any change in the business of Acquiror or any change in the Acquiror Board (other than in connection with the Required Transaction Proposals), and (E) against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions (including, without limitation, any action that would result in (x) a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any Acquiror Party under the Merger Agreement or (y) any of the conditions set forth in Article 9 of the Merger Agreement not being fulfilled) or (2) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror, (ii) not to redeem, elect to redeem or tender or submit any of its Subject Acquiror Equity Securities for redemption in connection with the Merger Agreement or the Transactions, (iii) not to commit or agree to take any action inconsistent with the foregoing, (iv) to comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of February 3, 2021, by and among Acquiror, its officers, its directors and Sponsor (the “Voting Letter Agreement”), including the obligations of Sponsor pursuant to Section 9 therein not to redeem any shares of Acquiror Common Stock owned by Sponsor in connection with the Transactions, (v) not to modify or amend any Contract between or among Sponsor and any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, related to the Transactions, including, for the avoidance of doubt, the Voting Letter Agreement, that certain Subscription Agreement, dated as of February 3, 2021, by and between the Sponsor and the Acquiror (the “Subscription Agreement”), and that certain Stock Escrow Agreement, dated as of February 3, 2021, by and between the Sponsor, the Acquiror, and Continental Stock Transfer & Trust Company (the “Escrow Agreement”), and (vi) to comply with the transfer restrictions set forth in the Voting Letter Agreement, Subscription Agreement, and Escrow Agreement irrespective of any release or waiver thereof, as if such transfer restrictions remain in effect until the valid termination of the Merger Agreement in accordance with Section 10 thereof or the termination of this Agreement (regardless of any earlier termination of such transfer restrictions set forth in the Voting Letter Agreement, Subscription Agreement, or Escrow Agreement).

The obligations of the Sponsor specified in this Section 5 shall apply whether or not the Transactions or any action described above is recommended by the board of directors of the Acquiror or any committee thereof or the board of directors of the Acquiror or any committee thereof has previously recommended the Transactions or such action but changed its recommendation.

6. Representations and Warranties. Sponsor represents and warrants to Acquiror and the Company as follows:

(a) Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of Sponsor. This Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Sponsor is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of Sponsor’s shares of Acquiror Common Stock, Acquiror Units, and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of Acquiror Common Stock, Acquiror Units or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such shares of Acquiror Common Stock, Acquiror Units, or Acquiror Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror Organizational Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement, (v) the Subscription Agreement, (vi) the Escrow Agreement, or (vii) any applicable securities Laws. Sponsor’s shares of Acquiror Common Stock, Acquiror Units, and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by Sponsor on the date of this Agreement, and none of Sponsor’s shares of Acquiror Common Stock, Acquiror Units, or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such shares of Acquiror Common Stock, Acquiror Units, or Acquiror Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Warrants, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c) The execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Sponsor or Sponsor’s Subject Acquiror Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(d) There are no Actions pending against Sponsor or, to Sponsor’s knowledge, threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(e) Except as described on Schedule 5.10 to the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f) Except as set forth in the SEC Reports, neither Sponsor nor, to the knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g) Sponsor understands and acknowledges that each of Acquiror and each Company Party is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms (the earliest such date under clause (a) and (b) being referred to herein as the “Termination Date”). Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (iii) Sections 7 through 9 shall each survive the termination of this Agreement, and (iv) Sections 10 through 19 shall each survive the termination of this Agreement solely to the extent related to any surviving sections. For purposes of this Section 7, (A) “Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement and (B) “Fraud” means an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Section 6; provided, that such actual and intentional fraud of such Person shall only be deemed to exist if Sponsor had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by it pursuant to Section 6 were actually breached when made, with the express intention that the other Parties to this Agreement rely thereon to their detriment. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

8. No Recourse. Each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Acquiror Non-Party Affiliate, and (b) none of the Company Non-Party Affiliates or the Acquiror Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 10, (i) “Acquiror Non-Party Affiliate” means (A) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either Acquiror or Sponsor and (B) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i)(A) (other than, for the avoidance of doubt, Acquiror) and (ii) “Company Non-Party Affiliate” means (A) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries) or any family member of the foregoing Persons and (B) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in the immediately preceding clause (ii)(A) (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a record holder and beneficial owner of the Subject Acquiror Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Merger Agreement by any representative of Sponsor in such representative’s capacity as a member of the board of directors (or other similar governing body) of any Acquiror Party or as an officer, employee or fiduciary of any Acquiror Party or an Affiliate of Acquiror, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Acquiror Party.

10. Further Assurances. From time to time, at the Company’s or Acquiror’s reasonable request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Company or the Company’s Affiliates or any of their respective successors and assigns challenging the transactions contemplated by this Agreement or the Merger Agreement.

11. Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement; provided, however, that Benjamin & Brothers, LLC, in its capacity as a party to the Merger Agreement, shall be a third party beneficiary of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

12. Governing Law; Jurisdiction; Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by, the internal Laws of the State of Delaware, without giving effect to any Laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Subject to Section 12(c), each Party, by its execution hereof, hereby (i) irrevocably submits to the exclusive jurisdiction Delaware Court of Chancery or, if jurisdiction is unavailable in the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or, if jurisdiction is unavailable in the courts of the United States located in the State of Delaware, the Delaware Superior Court, for the purpose of any lawsuit between or among the Parties arising in whole or in part under or in connection with this Agreement or any other Transaction Agreement, (ii) waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such lawsuit, any claim that (A) it is not subject personally to the jurisdiction of the above-named courts, (B) its property is exempt or immune from attachment or execution, (C) any such lawsuit brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or (D) this Agreement or any other Transaction Agreement or the subject matter hereof or thereof may not be enforced in or by such court, and (iii) agrees not to commence any such lawsuit other than before one of the above-named courts. Notwithstanding the preceding sentence, a Party may commence any lawsuit in a court other than the above named courts solely for the purpose of enforcing an order issued by one of the above named courts.

(c) If, and only if, the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or the Delaware Superior Court would not have jurisdiction over all or any portion of legal proceeding based upon, arising out of or related to this Agreement or any of the Transactions (all or such portion of any such legal proceeding so declined by the Delaware Court of Chancery, the courts of the United States located in the State of Delaware and the Delaware Superior Court, an “Arbitration Action”), the parties hereto agree that the Arbitration Action will be finally settled by binding arbitration in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of 3 arbitrators mutually agreeable to the Parties. If the Parties in the Arbitration Action cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrators shall be directed by the Parties in the Arbitration Action to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrators shall be directed by the Parties in the Arbitration Action to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Delaware. The arbitration will be conducted in the English language in Palm Beach County, Florida. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. For the avoidance of doubt, nothing in this Section 12(c) shall prevent any party from seeking interim injunctive relief in the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or the Delaware Superior Court to prevent irreparable injury pending appointment of the arbitrators pursuant to this Section 12(c).

(d) Each Party hereby (i) consents to service of process in any lawsuit between or among the Parties arising in whole or in part under or in connection with this Agreement or any other Transaction Agreement in any manner permitted by the Laws of the State of Delaware, (ii) agrees that service of process made in accordance with clause (i) above, or made by registered or certified mail, return receipt requested, at its address specified in Section 17, will constitute good and valid service of process in any such lawsuit, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such lawsuit any claim that service of process made in accordance with clause (i) or clause (ii) above does not constitute good and valid service of process.

(e) EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 13 shall be null and void, ab initio.

14. Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

15. Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including the Sponsor’s obligations to vote its Subject Acquiror Equity Securities as provided in this Agreement, without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at applicable Law or that an award of specific performance is not an appropriate remedy for any reason at applicable Law or equity. The Parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 17 shall not be required to provide any bond or other security in connection with any such injunction.

16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

17. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Sponsor or, prior to the Closing, to Acquiror:

Astrea Acquisition Corp.

55 Ocean Lane Drive, Apt. 3021

Key Biscayne, Florida 33149

Attention: Felipe Gonzalez

E-mail: fgonzalez@strongrockcap.com

with a copy (which shall not constitute notice) to:

Graubard Miller

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: Jeff Gallant, Esq.

Email: jgallant@graubard.com

If to the Company or, following the Closing, Acquiror:

Lexyl Travel Technologies, LLC

205 Datura St., 10th Floor

West Palm Beach, FL 33401

Attn: Tim Hentschel, Chief Executive Officer

E-mail: tim.hentschel@HotelPlanner.com.com

with copies (which shall not constitute notice) to:

Gunster

777 South Flagler Drive

Suite 500 East

West Palm Beach, FL 33401-6194

Attn: David G. Bates, Esq.

Milton Vescovacci, Esq.

Mahesh Nanwani, Esq.

Robert Lamm, Esq.

Email: dbates@gunster.com

mvescovacci@gunster.com

mnanwani@gunster.com

rlamm@gunster.com

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attention: Ryan Maierson

Tana Ryan

Navneeta Rekhi

Email: ryan.maierson@lw.com

tana.ryan@lw.com

navneeta.rekhi@lw.com

and with copies (which shall not constitute notice) to:

Katz Teller

255 E. Fifth St., Suite 2400

Cincinnati, OH 45202

Attention: Gabriel Kurcab

Email: gkurcab@katzteller.com

Stradley Ronon Stevens & Young, LLP

2005 Market Street, Suite 2600

Philadelphia, PA 19103

Attention: Thomas L. Hanley

Email: thanley@stradley.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

18. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ASTREA Acquisition Sponsor LLC

By:	/s/ Jose Luis Cordova
	Name:	Jose Luis Cordova
	Title:	Managing Member

ASTREA Acquisition Corp.

By:	/s/ Jose Luis Cordova
	Name:	Jose Luis Cordova
	Title:	Chief Financial Officer

LEXYL TRAVEL TECHNOLOGIES, LLC

By: HP Management ventures, llc, its Manager

By:	/s/ Tim Hentschel
	Name:	Tim Hentschel
	Title:	Manager

By:	/s/ John Prince
	Name:	John Prince
	Title:	Manager